Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

Except as otherwise indicated in the information included in this Exhibit 99.3, or as the context may otherwise require, references to (i) the terms “Company,” “we,” “us,” “Brown Shoe,” and “our” refer to Brown Shoe Company, Inc. and its subsidiaries; (ii) the term “ASG” refers to American Sporting Goods Corporation and Subsidiaries; and (iii) the term “Transaction” refers to the Stock Purchase Agreement entered into between Brown Shoe Company, Inc. and American Sporting Goods Corporation and American Sporting Goods Corporation’s stockholders on February 17, 2011.

The following unaudited pro forma condensed consolidated financial data for Brown Shoe give effect to the Transaction as if it had occurred on the dates indicated below and after giving effect to the pro forma adjustments. The unaudited pro forma condensed consolidated statement of earnings for the fiscal year ended January 29, 2011 has been derived from Brown Shoe’s audited consolidated statement of earnings for Brown Shoe’s fiscal 2010, ending January 29, 2011, and ASG’s audited consolidated statement of income for ASG’s fiscal 2010, ending December 31, 2010, and gives effect to the consummation of the Transaction as if it had occurred on January 31, 2010 (the beginning of Brown Shoe’s fiscal 2010). The unaudited pro forma condensed consolidated balance sheet as of January 29, 2011 has been derived from Brown Shoe’s audited consolidated balance sheet as of January 29, 2011 and ASG’s audited consolidated balance sheet as of December 31, 2010, adjusted to give effect to the Transaction as if it had occurred on January 29, 2011. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the historical financial statements and the accompanying notes of Brown Shoe included in the Annual Report on Form 10-K filed with the SEC on April 1, 2011 and the audited consolidated financial statements of ASG included as Exhibit 99.2 to this Current Report on Form 8-K/A.

The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma adjustments have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC.  The actual results reported in periods following the Transaction may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial data for a number of reasons, including but not limited to, differences between the assumptions used to prepare these unaudited pro forma financial statements and actual amounts, potential cost savings from operating efficiencies, potential synergies, and the impact of any incremental costs incurred to integrate ASG. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the Transaction reflected therein been consummated on the date indicated or that will be achieved in the future. The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the accompanying notes. Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust amounts related to ASG’s assets and liabilities to a preliminary estimate of their fair values.

The pro forma adjustments and allocation of purchase price are preliminary and are based on our estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of ASG that exist as of the date of the Transaction. Any final adjustments may materially change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a significant change to the unaudited pro forma condensed consolidated financial data.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
January 29, 2011
(in thousands)

	Historical Brown Shoe	Historical ASG(a)	Pro Forma Adjustments		Brown Shoe Pro Forma Condensed Consolidated
Assets
Current assets:
Cash and cash equivalents	$126,548	$5,889	$–	(b)	$132,437
Receivables	113,937	29,582	(1,432)	(c)	142,087
Inventories	524,250	50,371	4,663	(d)	579,284
Deferred income taxes	4,503	2,535	(1,905)	(h)	5,133
Income taxes	10,195	1,380	1,398	(e)	12,973
Prepaid expenses and other current assets	28,848	4,079	–		32,927
Total current assets	808,281	93,836	2,724		904,841
Other assets	133,538	1,131	–		134,669
Deferred income taxes	–	3,334	–		3,334
Goodwill and intangible assets, net	70,592	5,350	88,631	(f)	164,573
Property and equipment, net	135,632	9,118	–		144,750
Total assets	$1,148,043	$112,769	$91,355		$1,352,167

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving credit agreement	$198,000	$11,539	$150,707	(g)	$360,246
Trade accounts payable	167,190	20,034	(1,432)	(c)	185,792
Other accrued expenses	146,715	8,981	–		155,696
Income taxes	–	251	–		251
Total current liabilities	511,905	40,805	149,275		701,985
Other liabilities:
Long-term debt	150,000	–	–		150,000
Deferred rent	34,678	–	–		34,678
Deferred income taxes	11,534	–	18,423	(h)	29,957
Other liabilities	24,017	–	–		24,017
Total other liabilities	220,229	–	18,423		238,652

Total Brown Shoe Company, Inc./American Sporting Goods Corporation shareholders’ equity	415,080	71,821	(76,200)	(i)	410,701
Noncontrolling interests	829	143	(143)	(i)	829
Total equity	415,909	71,964	(76,343)		411,530
Total liabilities and shareholders’ equity	$1,148,043	$112,769	$91,355		$1,352,167

See accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

(a)	Certain data reflected in the “Historical ASG” column has been reclassified to conform to Brown Shoe’s current presentation.

(b)	Cash and cash equivalents

No pro forma adjustment to cash and cash equivalents was required because of the following:

Source of cash:
Additional borrowings under Brown Shoe’s revolving credit facility to fund the Transaction	$162,246

Uses of cash:
Purchase price of ASG (1)	$156,469
Estimated fees and expenses associated with the Transaction, net of fees already paid in 2010 of $1.3 million	5,777
$162,246

$–
(1)
The aggregate purchase price of ASG was $145.0 million in cash. A $2.0 million cash earn-out may be payable based on ASG’s achievement of certain financial targets. This contingent cash earn-out has been excluded from the purchase price of ASG above since its estimated fair value is zero. Additionally, the purchase price of ASG above includes indebtedness of ASG of $11.5 million repaid by Brown Shoe upon closing of the Transaction.

(c)	Receivables/Trade accounts payable
Elimination of ASG receivables from Brown Shoe and Brown Shoe trade accounts payable to ASG as of January 29, 2011	$(1,432)

(d)	Inventories
Estimated fair value adjustment to inventory acquired	$4,663

(e)	Income taxes
Estimated tax impact for fees and expenses associated with the Transaction	$1,398

(f)	Goodwill and intangible assets, net
Intangible assets acquired (1)	$48,100
Goodwill (2)	45,881
Elimination of ASG intangible assets	(5,350)
$88,631
(1)	Intangible assets acquired primarily consist of trade names. The useful lives of intangible assets acquired range from four years to indefinite lived.
(2)
Reflects the excess of the purchase price over the estimated fair value of ASG’s net assets acquired after consideration of the pro forma adjustments outlined herein. The allocation of the purchase price is preliminary and is based on our estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of ASG that exist as of the date of the Transaction. Any final adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in significant changes to the unaudited pro forma condensed consolidated financial data.

(g)	Borrowings under revolving credit agreement
Additional borrowings under Brown Shoe's revolving credit agreement to fund the Transaction	$162,246
Repayment of ASG borrowings under its credit facility upon closing of the Transaction	(11,539)
$150,707

(h)	Deferred income taxes
Estimated deferred income tax liability (non-cash) generated as a result of basis differences of acquired tangible and intangible assets for book and tax purposes.	$20,328

(i)	Total shareholders’ equity
Total Brown Shoe Company, Inc./American Sporting Goods Corporation shareholders’ equity
Elimination of historical ASG shareholders’ equity for combined presentation	$(71,821)
Expenses recorded for fees and expenses associated with the Transaction, net of tax of $1.4 million as shown in (e) above	(4,379)
$(76,200)
Noncontrolling interests
Elimination of ASG historical noncontrolling interests for combined presentation	(143)
$(76,343)

Unaudited Pro Forma Condensed Consolidated Statement of Earnings
Fiscal year Ended January 29, 2011
(in thousands, except per share data)

	Historical Brown Shoe	Historical ASG(a)	Pro Forma Adjustments		Brown Shoe Pro Forma Condensed Consolidated
Net sales	$2,504,091	$225,368	$(10,814)	(b)	$2,718,645
Cost of goods sold	1,500,537	144,172	(5,205)	(c)	1,639,504
Gross profit	1,003,554	81,196	(5,609)		1,079,141
Selling and administrative expenses	922,976	55,621	2,005	(d)	980,602
Restructuring and other special charges, net	7,914	138	(1,257)	(e)	6,795
Operating earnings	72,664	25,437	(6,357)		91,744
Interest expense	(19,647)	(743)	(5,211)	(f)	(25,601)
Interest income	203	71	–		274
Earnings before income taxes	53,220	24,765	(11,568)		66,417
Income tax provision	(16,160)	(9,815)	4,500	(g)	(21,475)
Net earnings	$37,060	$14,950	$(7,068)		$44,942
Less: Net loss attributable to noncontrolling interests	(173)	(255)	–		(428)
Net earnings attributable to Brown Shoe Company, Inc./American Sporting Goods Corporation	$37,233	$15,205	$(7,068)		$45,370

Basic earnings per common share	$0.85				$1.04
Diluted earnings per common share	$0.85				$1.03

Basic number of shares	42,156				42,156
Diluted number of shares	42,487				42,487

See accompanying notes to the unaudited pro forma condensed consolidated statement of earnings.

(a)	Certain data reflected in the “Historical ASG” column has been reclassified to conform to Brown Shoe’s current presentation.

(b)	Net Sales
Reflects the elimination of ASG net sales to Brown Shoe	$(10,814)

(c)	Cost of goods sold
Non-cash cost of goods sold impact to reflect the sell-through of higher cost product due to fair value adjustment to acquired inventory	$4,663
Reflects the elimination of ASG cost of goods sold to Brown Shoe and profit in Brown Shoe’s ending inventory	(9,868)
$(5,205)

(d)	Selling and administrative expenses
Estimated amortization of acquired intangibles	$2,005

(e)	Restructuring and other special charges, net
Reflects the elimination of fees and expenses recorded in 2010 associated with the Transaction (1)	$(1,257)

(1)
Total fees and expenses incurred in connection with the Transaction were approximately $7.0 million, including approximately $1.3 million recorded in 2010 and approximately $5.7 million recorded in 2011. These fees and expenses are not reflected in the unaudited pro forma condensed consolidated statement of earnings above.

(f)	Interest expense
Elimination of ASG’s interest expense, reflecting repayment of debt upon acquisition	$743
Amortization of debt issuance costs incurred to amend the revolving credit agreement in connection with the Transaction	(462)
Estimated interest expense on additional borrowings under Brown Shoe's revolving credit agreement to fund the Transaction	(5,492)
$(5,211)

(g)	Income tax benefit
Tax effect of pro forma adjustments	$4,500